Exhibit (m)(2)

TCW ALTERNATIVE FUNDS

Share Marketing Plan

(Rule 12b-1 Plan)

Exhibit A to Share Marketing Plan

Name of Fund	Share Class	Maximum Fee	Effective Date
TCW/Gargoyle Hedged Value Fund	I	None	April 10, 2015

	N	0.25%	April 10, 2015

TCW/Gargoyle Dynamic 500 Fund	I	None	November 27, 2015

	N	0.25%	November 27, 2015

TCW/Gargoyle Systemic Value Fund	I	None	November 27, 2015

	N	0.25%	November 27, 2015

TCW High Dividend Equities Long/Short Fund	I	None	November 27, 2015

	N	0.25%	November 27, 2015

TCW ALTERNATIVE FUNDS,
on behalf of each Fund

By:	/s/ Patrick W. Dennis
Patrick W. Dennis
Title:	Vice President and Assistant Secretary

TCW FUNDS DISTRIBUTORS
as Distribution Coordinator

By:	/s/ Joseph T. Magpayo
Joseph T. Magpayo
Title:	Managing Director

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